Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To Geokinetics Inc.:

To the Board of Directors of Geokinetics Inc.

We consent to the incorporation by reference in this Form S-8 of Geokinetics Inc. of our report dated April 17, 2006, except for paragraph 4 of Note 1, for which the date is June 8, 2006, and paragraph 7 of Note 9, for which the date is July 19, 2006, related to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Geokinetics Inc. for the year ended December 31, 2006.

/s/ FITTS, ROBERTS & CO., P.C.

Houston, Texas
July 20, 2007